EXHIBIT 10.6
January 8, 2004
Mr. Jeff Saling
[Address]
Dear Jeff:
I am pleased to offer you the position of Managing Director, West, reporting to Rick Furino, Vice President, Consulting Services, North America. The position will commence not later than Monday, January 26, 2004.
Your starting salary will be $180,000 per year, which equals $15,000 per month, subject to periodic review. Additionally, you will be eligible to participate in an annual incentive compensation program of 55% of your base salary. As a further incentive, we will recommend to the Board of Directors that you be granted an option to purchase 2,500 shares of Callidus Software Inc. common stock subject to the vesting schedule and terms and conditions of the Company’s stock plan. Finally, to assist your move to the San Jose area, you will be eligible for a relocation allowance, for up to 90 days from your start date, in accordance with our Relocation Policy, not to exceed $10,000 in reasonable relocation expenses.
Callidus’ Standard policy requires that you have access to a car, have your own driver’s license, and have a reasonable clean driving record and credit history (including a major credit card) and that you participate in our direct deposit payroll program. Your role is expected to require a high percentage of business travel.
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.
In accordance with Callidus’ standard policy, this offer is contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”) and upon your providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.
On behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to Julie Gonzalez, Staffing Manager, not later than
5:00 P.M. PST Friday, January 9, 2004.
Sincerely,
/s/ J

Ron J. Fior
Vice President Finance & Chief Financial Officer
                                           /s/ Jeff Saling
Agreed and Accepted:                                           Date: